                                                                                                                                                      EXHIBIT 10.2
American International Group, Inc.
Sign-On Stock Option Award Agreement
     This award agreement (this “Award Agreement”) sets forth the terms and conditions of an award (this “Award”) of stock options to purchase and stock appreciation rights with respect to (collectively, the “Options”) shares of Common Stock (“Shares”) granted to you by American International Group, Inc. (the “Company” or “AIG”) under the American International Group, Inc. Amended and Restated 2007 Stock Incentive Plan (the “Plan”) on July 16, 2008 (the “Date of Grant”).
     1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement, or in the attached Glossary of Terms, have the meanings as used or defined in the Plan.
     2. Award. The number of Options, the Date of Grant of the Options and the Exercise Price of the Options are set forth at the end of this Award Agreement. One Share shall underlie each Option. THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN PARAGRAPH 17.
     3. Expiration Date. Notwithstanding anything to the contrary in this Award Agreement, the Options shall expire and no longer be exercisable as of the tenth anniversary of the Date of Grant of the Options (the “Expiration Date”), subject to earlier termination as provided in this Award Agreement, or otherwise in accordance with the Plan.
     4. Vesting. Except as provided in Paragraphs 5 and 9, you shall become vested in the Options, and the Options shall become exercisable, in the following installments on the following dates (each, a “Vesting Date”):
     (a) You shall become vested in one ninth (1/9) of the Options on each of the first three anniversaries of the Date of Grant (or if earlier, as provided in Paragraph 6 below);
     (b) You shall become vested in one third (1/3) of the Options on the 15th consecutive trading day on the New York Stock Exchange on which the closing price of the Common Stock exceeds 125% of the Exercise Price of the Options set forth at the end of this Award Agreement; and
     (c) You shall become vested in one third (1/3) of the Options on the 15th consecutive trading day on the New York Stock Exchange on which the closing price of the Common Stock exceeds 150% of the Exercise Price of the Options set forth at the end of this Award Agreement.

     For the avoidance of doubt, if the Common Stock does not attain the required closing price for the required number of days, the Options subject to such attainment shall not vest and shall not become exercisable, and, if not previously vested or exercisable, shall nonetheless expire on the scheduled Expiration Date (subject to earlier termination as provided in this Award Agreement).
     5. Termination of Unvested Options. Except as provided in Paragraph 6, your rights in respect of your outstanding unvested Options shall immediately terminate (and no such Options shall be exercisable) if your Employment with the Company is terminated for any reason. Your outstanding vested Options, if any, shall terminate as set forth in Paragraph 9.
     6. Termination of Employment. Notwithstanding Paragraph 5, but subject to Paragraph 7:
     (a) Death; Disability. If you die, or if your Employment with the Company is terminated by reason of Disability, and provided your rights in respect of the Options have not previously terminated, (i) all of the Options vesting pursuant to Paragraph 4(a) shall immediately vest, and (ii) the Options vesting pursuant to Paragraph 4(b) and Paragraph 4(c) shall continue to vest on the Vesting Dates set forth therein, but all other conditions of this Award Agreement, including Paragraph 7, shall continue to apply.
     (b) Retirement; Termination with Benefits under Executive Severance Plan. If (i) you retire from Employment with the Company with the consent of the Committee (which consent shall not be unreasonably withheld), or (ii) your Employment with the Company is terminated under circumstances that entitle you to receive “Severance Installments” (or similar payments) under AIG’s Executive Severance Plan or any successor or substitute plan (as in effect from time to time and giving effect to the letter agreement, effective as of July 16, 2008, between you and AIG (the “Letter Agreement”), the “Executive Severance Plan”), and provided your rights in respect of the Options have not previously terminated, the Options shall continue to vest on the Vesting Dates set forth in Paragraph 4, but all other conditions of this Award Agreement, including Paragraph 7, shall continue to apply. For the avoidance of doubt, if your Employment with the Company terminates under any circumstance other than as set forth as set forth in clause (i) or (ii) of the preceding sentence or as set forth in Paragraph 6(a), then Paragraph 5 shall apply, and your rights in respect of your then outstanding unvested Options shall immediately terminate (and no such Options shall be exercisable).
     7. Restrictive Covenants; Forfeiture; Release Required.
     (a) Restrictive Covenants. You acknowledge and recognize the highly competitive nature of the businesses of the Company and accordingly agree to the provisions set forth in Paragraph 6(a) of your Sign-On Restricted Stock Award Agreement, dated July 16, 2008, between you and AIG (the “Sign-On Restricted Stock Award Agreement”), which shall be deemed to be incorporated by reference into this Award Agreement.
     (b) Forfeiture. If, prior to the exercise of the Options, the Board determines, upon adoption of a resolution by a majority of the Board other than you, and after providing you, together with counsel, a reasonable opportunity to be heard before the Board, that (i) you materially breached this Award Agreement (including, without limitation, by attempting to have any dispute under this Award Agreement or the Plan resolved in any manner that is not provided for by Paragraph 17) or (ii) grounds existed, on or prior to the date of termination of your Employment with the Company, to terminate your employment for Cause, then your then outstanding Options (whether vested or unvested) shall immediately terminate (and no such Options shall be exercisable).
     (c) Release Required. Notwithstanding any other provision of this Award Agreement to the contrary, you acknowledge and agree that any vesting of Options that would occur after termination of your Employment with the Company (or exercise of Options that would occur more than 90 days after that date) is conditional upon and subject to your execution of a release and waiver, substantially in the form set forth on Annex A to the Sign-On Restricted Stock Award Agreement, of certain claims you may have against the Company and its directors, officers and affiliates, except claims under this Award Agreement or as otherwise expressly excluded in the release. If the release and waiver does not become effective and irrevocable within 45 days of the date of termination of your Employment with the Company, your then outstanding Options (whether vested or unvested) shall immediately terminate (and no such Options shall be exercisable).
     8. Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 3.5 of the Plan shall apply. Any assignment or delegation in violation of the provisions of this Paragraph 8 shall be null and void.
     9. Exercisability of Vested Options.
     (a) In General. Options that are not vested may not be exercised. Subject to Paragraphs 9(b) and 9(c), outstanding vested Options may be exercised in accordance with procedures set forth in Section 2.3.5 or 2.4.4 of the Plan, as applicable, including procedures established by the Company. Subject to Paragraph 7(b), outstanding Options that become vested pursuant to this Award Agreement may be exercised until the scheduled Expiration Date (by you, by the representative of your estate or by your legal guardian or representative, as applicable, and after such documentation as may be requested by the Committee is provided to the Committee); provided, however, that, notwithstanding the foregoing, if you voluntarily terminate your Employment with the Company under any circumstance other than retirement with the consent of the Committee, and provided your rights in respect of the Options have not previously terminated, any outstanding vested Options shall remain outstanding for 90 days after termination of your Employment with the Company (during which time they may be exercised in accordance with this Paragraph 9), and shall thereafter terminate.
     (b) Initial Exercise Date. Outstanding vested Options may not be exercised earlier than the first anniversary of the Date of Grant of the Options (the “Initial Exercise Date”); provided, however, that the condition set forth in this Paragraph 9(b) shall be waived if your Employment with the Company is terminated by reason of death, Disability or retirement.

     (c) Plan Authority. The number of Options granted as stock options to purchase Shares under the Plan shall correspond to the maximum number of such options that may be granted under the Plan to any one individual in any one year pursuant to Section 2.3.1 of the Plan (as adjusted pursuant to the provisions of Section 1.6.4 of the Plan). The number of Options granted as stock appreciation rights with respect to Shares under the Plan shall correspond to the remainder of the Options, and such rights shall be the Options vesting and becoming exercisable latest in time pursuant to this Award Agreement.
     10. Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, and except as provided in Paragraph 11, upon receipt of payment of the total exercise price of, or appropriate written notice with respect to, exercised Options in accordance with the procedures set forth in Paragraph 9(a), delivery of Shares underlying such Options (or net of the aggregate exercise price thereof, as applicable) shall be effected by the delivery of Certificates representing such Shares. You shall have no right to any dividend, distribution or other right with respect to such Shares if the record date for such dividend, distribution or other right is prior to the date of delivery of Certificates representing such Shares as provided in this Paragraph 10. The Company may postpone such issuance and delivery of Certificates until the Committee is satisfied that you have made such representations and agreements and furnished such information as the Committee may deem necessary pursuant to Section 2.3.5 or 2.4.4 of the Plan, as applicable.
     11. Withholding, Consents and Legends.
     (a) The delivery of Shares underlying the Options is conditioned on your satisfaction of any applicable withholding taxes (in accordance with Section 3.2 of the Plan).
     (b) Your exercise of the Options are conditioned on the receipt to the reasonable satisfaction of the Committee of any required Consent (as defined in Section 3.3 of the Plan) that the Committee may reasonably determine to be necessary or advisable (including, without limitation, your consenting to deductions from your wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on your behalf to satisfy withholding and other tax obligations in connection with this Award).
     (c) AIG may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with AIG). AIG may advise the transfer agent to place a stop transfer order against any legended Shares.
     12. No Rights to Continued Employment. Nothing in this Award Agreement or the Plan shall be construed as giving you any right to continued Employment by the Company or affect any right that the Company may have to terminate or alter the terms and conditions of your Employment.
     13. Successors and Assigns of AIG. The terms and conditions of this Award Agreement shall be binding upon, and shall inure to the benefit of, AIG and its successor entities (as defined in Section 3.6 of the Plan).

     14. Committee Discretion. Subject to Paragraph 15, except as provided otherwise in this Award Agreement, the Committee shall have full discretion with respect to any actions to be taken or determinations to be made in connection with this Award Agreement, and its determinations shall be final, binding and conclusive.
     15. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.1(a), 1.3.1(b) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your prior written consent (or the consent of your estate, if such consent is obtained after your death). Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
     16. Adjustment. Subject to Paragraph 15, the Options shall be subject to amendment and adjustment in accordance with Section 1.6.4 of the Plan.
     17. Arbitration; Choice of Forum. Any dispute, controversy or claim between the Company and you, arising out of or relating to or concerning the Plan or this Award Agreement, shall be finally settled by arbitration in accordance with the terms set forth in Annex A to your Letter Agreement (which terms shall be deemed to apply mutatis mutandis to the Plan and this Award Agreement and to be incorporated by reference herein).
     18. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.
     19. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
     20. Vesting Not Subject to Executive Severance Plan. For the avoidance of doubt, notwithstanding Paragraph 6(b), this Award Agreement shall not be subject to any equity vesting provisions contained in the Executive Severance Plan.
     21. Survival. The provisions of this Award Agreement, including Paragraph 7, shall survive any termination of your Employment and/or any exercise or forfeiture of Options or delivery of Shares.
     22. Preemption. If any provision of this Award Agreement, including any provision of the Plan as incorporated and/or limited herein, is inconsistent with any provision of any other agreement, plan or other arrangement of the Company applicable to you, the provision of this Agreement shall prevail.
     23. Authorization. The Company represents and warrants to you that all necessary corporate action has been taken for the execution and delivery by the Company of this Award Agreement and its taking the actions contemplated hereunder.

     IN WITNESS WHEREOF, AMERICAN INTERNATIONAL GROUP, INC. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Andrew J. Kaslow

By:	/s/ Kathleen E. Shannon

Recipient:	Robert B. Willumstad

Date of Grant:	July 16, 2008

Exercise Price:	$23.28

Number of Options:	1,045,000

Receipt

Acknowledged:	/s/ Robert B. Willumstad
Robert B. Willumstad

Glossary of Terms
Solely for purposes of this award of Options, the following terms shall have the meanings set forth below. Capitalized terms not defined in this Glossary of Terms shall have the meanings as used or defined in the applicable Award Agreement or the Plan.
     “Cause” means (i) your willful failure to perform substantially your duties with the Company or any subsidiary of the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your willful malfeasance or misconduct in the conduct of your duties with the Company; (iii) your willful and material violation of a provision of the Company’s Code of Conduct or the Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics, as such codes of conduct may be in effect from time to time (and provided to you), or other material written policies regarding behavior of employees (and provided to you); or (iv) your conviction of, or entry of a plea of guilty or no contest with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element. For purposes hereof, no act or inaction shall be deemed to be “willful” if you reasonably believed that such action or inaction was in, or not opposed to, the best interests of the Company. In addition, except with respect to clause (iv) of this definition, “Cause” shall not exist unless (x) written notice stating the basis therefor is provided to you, (y) if the conduct that is the basis for such claim is reasonably susceptible of cure, you are given ten (10) days from such notice to cure such conduct and (z) the Board determines, upon adoption of a resolution by a majority of the Board other than you, and after providing you, together with counsel, a reasonable opportunity to be heard before the Board, that “Cause” exists and, if the conduct that is the basis for such claim is reasonably susceptible of cure, that you have failed to cure such conduct in the time provided herein.
     “Disability” means a period of medically determined physical or mental impairment that is expected to result in death or last for a continuous period of not less than 12 months during which you qualify for income replacement benefits under AIG’s long-term disability plan for at least three months, or, if you do not participate in such a plan, a period of disability during which you are unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.